Exhibit 10.2

EXECUTION VERSION

FXCM GROUP, LLC

2016 INCENTIVE BONUS PLAN

FOR FOUNDERS AND EXECUTIVES

1.	Adoption and Purpose of the Plan. FXCM Group, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Company”), hereby adopts, effective as of the Effective Date, this FXCM Group, LLC Incentive Bonus Plan for Founders and Executives (the “Plan”) to provide certain key employees of the Company and its Affiliates with additional incentives through the payment of cash bonuses based on the cash flow distributions from the Company and the issuance of equity interests in specified circumstances. Capitalized terms used herein that are not otherwise defined herein shall have the meanings assigned to them under the Amended and Restated Limited Liability Company Agreement of FXCM Group, LLC, dated as of September 1, 2016 (the “LLC Agreement”).

2.	Definitions. The following terms shall have the following meanings for purposes of this Plan:

(a)	“Administrator” shall have the meaning set forth in Section 4 of this Plan.

(b)	“Affiliate” shall have the meaning set forth in the first sentence of Section 1.1(6) of the LLC Agreement.

(c)	“Bonus” shall have the meaning set forth in Section 5 of this Plan.

(d)	“Bonus Pool Percentage” shall have the meaning set forth in Section 4 of this Plan.

(e)	“Bonus Unit” shall have the meaning set forth in Section 8(b) of this Plan.

(f)	“Cause” shall mean (i) a Participant’s engagement in misconduct which is materially injurious to the Company or any of its Affiliates, (ii) a Participant’s failure on more than one occasion, after receiving due notice of such failure, to substantially perform Participant’s duties to the Company or any of its Affiliates, (iii) a Participant’s repeated dishonesty in the performance of such Participant’s duties to the Company or any of its Affiliates, (iv) a Participant’s commission of an act or acts constituting any (A) fraud against, or misappropriation or embezzlement from the Company or any of its Affiliates, (B) crime involving moral turpitude, or (C) offense that could result in a jail sentence of at least 30 days, (v) a Participant’s engagement in conduct or activities that materially violate any applicable governmental or quasi-governmental regulation involving securities or otherwise relating to the business of the Company or any of its Affiliates, (vi) the violation by a Participant of a material written company policy, including the Company’s substance abuse, sexual harassment or discrimination, or insider trading policy, or (vii) the material breach by a Participant of any of the provisions of any agreement between a Participant, on the one hand, and the Company or any of its Affiliates, on the other hand. The determination of the existence of Cause shall be made by the Board in good faith, which determination shall be conclusive for purposes of this Plan.

(g)	“Change of Control” shall have the meaning as set forth in paragraph (i) of the definition of “Change of Control” in the LLC Agreement, provided the reference therein to “40%” shall be changed to “50%” and all references to the “Parent” shall be changed to the “Company”. In addition, a Change of Control shall occur if (and at the time that) Leucadia’s percentage of ownership of the value of the equity interests of the Company becomes less than 16.67%.

(h)	“Effective Date” shall mean September 1, 2016.

(i)	“Fair Value” shall have the meaning set forth in Section 9 of this Plan.

(j)	“First Priority Bonus Payment” shall have the meaning set forth in Section 7(a) of this Plan.

(k)	“First Vesting Date” shall have the meaning set forth in Section 6 of this Plan.

(l)	“Independent Accountant” shall have the meaning set forth in Section 9 of this Plan.

(m)	“Leucadia” shall mean LUK-FX Holdings, LLC and its Affiliates (other than the Company and its subsidiaries).

(n)	“Participant” shall have the meaning set forth in Section 4 of this Plan.

(o)	“Payment Date” shall have the meaning set forth in Section 7 of this Plan.

(p)	“Qualifying Termination” shall have the meaning set forth in Section 8(b) of this Plan.

(q)	“Second Priority Bonus Payment” shall have the meaning set forth in Section 7(b) of this Plan.

(r)	“Section 409A” shall have the meaning set forth in Section 12 of this Plan.

(s)	“Section 7 Percentage” shall have the meaning set forth in Section 7 of this Plan.

(t)	“Termination Payment” shall have the meaning set forth in Section 8(b) of this Plan.

(u)	“Third Priority Bonus Payment” shall have the meaning set forth in Section 7(c) of this Plan.

(v)	“Vested Percentage” shall have the meaning set forth in Section 6 of this Plan.

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3.	Administration. The Plan shall be administered by the Board or such committee of the Board as the Board designates or such executive officer of the Company that the Board authorizes (the “Administrator”). Subject to the express provisions of this Plan, the Administrator shall have full authority, in its sole discretion, to (a) interpret and make changes to this Plan and (b) make all other determinations deemed necessary or advisable for the administration of this Plan. Decisions of the Administrator shall be final and binding on all persons, and shall be afforded the maximum deference permitted by law.

4.	Eligibility. The individuals whose names are set forth on Schedule A hereto (each a “Participant”, and, collectively, the “Participants”) shall be eligible to receive a Bonus under this Plan. Schedule A shall set forth the percentage of payments that is allocated to each Participant (the “Bonus Pool Percentage”). The Bonus Pool Percentages and the identity of Participants cannot be changed without the consent of Leucadia, which shall not be unreasonably withheld, delayed or conditioned.

5.	Bonus Opportunity. Subject to Section 8 of this Plan, each Participant shall be eligible to receive a cash payment (“Bonus”) in the amount(s) and at the times set forth in Section 7 of this Plan, if the Participant remains in the continuous employment of the Company or an Affiliate thereof on an applicable Payment Date.

6.	Vesting. Each Participant’s interest for purposes of Section 8 of this Plan shall vest 25% on the second anniversary of the Effective Date (the “First Vesting Date”) and an additional 25% shall vest on each of the next three anniversaries of the First Vesting Date (such vested portion on any date being referred to as a Participant’s “Vested Percentage”).

7.	Payment of Bonus. At the same time as any funds are distributed under Section 6.4(a), (b) or (c) of the LLC Agreement, each Participant will be entitled to receive a Bonus in the amount of:

(a)	Until the aggregate amount of Bonuses and all Distributions equal the First Maximum Payment Amount (as defined in the LLC Agreement), an amount equal to the product of (i) 10% of the total amount distributable pursuant to Sections 6.4(a)(i), 6.4(b)(i) and 6.4(c)(i) of the LLC Agreement (which total amount shall be determined assuming no Bonuses are payable), multiplied by (ii) the Participant’s Bonus Pool Percentage (the “First Priority Bonus Payment”).

(b)	After the First Maximum Payment Amount has been paid to the Participants and until the aggregate amount of Bonuses and all Distributions equal the Second Maximum Payment Amount (as defined in the LLC Agreement), an amount equal to the product of (i) 12% of the total amount distributable pursuant to Sections 6.4(a)(ii), 6.4(b)(ii) and 6.4(c)(ii) of the LLC Agreement (which total amount shall be determined assuming no Bonuses are payable), multiplied by (ii) the Participant’s Bonus Pool Percentage (the “Second Priority Bonus Payment”).

(c)	After the First Maximum Payment Amount and Second Maximum Payment Amount have been paid to the Participants, an amount equal to the product of (i) 14% of the total amount distributable pursuant to Sections 6.4(a)(iii), 6.4(b)(iii) and 6.4(c)(iii) of the LLC Agreement (which total amount shall be determined assuming no Bonuses are payable), multiplied by (ii) the Participant’s Bonus Pool Percentage (each, a “Third Priority Bonus Payment”).

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(d)	It is understood that the terms of Sections 7(a), 7(b) and 7(c) of this Plan and the terms of Sections 6.4(a), (b) and (c) of the LLC Agreement shall be applied in an iterative manner.

The First Priority Bonus Payments, the Second Priority Bonus Payments and the Third Priority Bonus Payments, if earned, shall be separately paid in a lump sum to each Participant as soon as administratively practicable after all conditions for entitlement to such Bonus are determined to have been satisfied by the Administrator, but in all cases no later than 30 days following the payment of any related Distribution to a Member of the Company pursuant to the LLC Agreement (each, a “Payment Date”).

At any time, the percentage (i.e., 10%, 12% or 14%) that would apply to the first dollar paid under this Section 7 in respect of the next Distribution is referred to as the “Section 7 Percentage.”

Schedule B hereto provides an example that illustrates the operation of the preceding provisions of this Section 7.

8.	Termination of Employment.

(a)	In the event that a Participant’s employment with the Company or an Affiliate thereof is terminated for any reason, the Participant shall forfeit any right to any Bonus that is paid on a date after the date on which the Participant’s employment is terminated.

(b)	In the event that a Participant’s employment with the Company or an Affiliate thereof is terminated other than as a result of a termination of employment by the Company or an Affiliate thereof for Cause or due to a material breach of any restrictive covenants by the Participant (a “Qualifying Termination”), the Participant shall receive a Class B Unit or a lump-sum cash amount, as determined by the Administrator, in its sole discretion (the “Termination Payment”). The value of the Termination Payment shall be equal to the product of (i) such Participant’s Bonus Pool Percentage, multiplied by (ii) the Section 7 Percentage at the time of such Qualifying Termination, multiplied by (iii) the positive difference, if any, between (I) the Fair Value of all assets of the Company excluding the value of any cash on the balance sheet and increased by $100,000,000, less any reductions, if any, in the Company’s regulatory capital requirements since the Effective Date, and (II) the Fair Value of all liabilities of the Company, and multiplied by (iv) the Participant’s Vested Percentage at the time of his or her Qualifying Termination. If the Administrator has elected to pay the Termination Payment in the form of a Class B Unit, the Participant shall receive a Class B Unit entitling the Participant to participate in Distributions giving effect to such Participant’s Section 7 Percentage and Vested Percentage as of such date, multiplied by the Participant’s Bonus Pool Percentage (the “Bonus Unit”).

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(c)	Subject to Section 9 of this Plan, any Termination Payment that is payable to the Participant pursuant to Section 8(b) of this Plan shall be issued in the name of (in the case of the Bonus Unit), or paid to (in the case of cash), the Participant within 90 days following the date of the Qualifying Termination, provided that, in the case of the Bonus Unit, it shall be a condition to the issuance of the Bonus Unit to a Participant that the Participant signs a joinder to the LLC Agreement and any other documentation required by the Company no later than 90 days following the date of the Qualifying Termination. If the 90-day period following the Qualifying Termination straddles two calendar years, the Termination Payment shall be issued in the calendar year following the calendar year in which the Qualifying Termination occurs. The Bonus Unit, once issued, shall be subject to the terms and conditions set forth in the LLC Agreement, including any restrictions on transfer therein.

(d)	In the event of a Change of Control, all Participants at the time of the Change of Control shall receive a Termination Payment immediately prior to such Change of Control (contingent on the completion of such Change of Control) as if all of such Participants had experienced a Qualifying Termination immediately prior to such Change of Control and had a Vested Percentage of 100%. Notwithstanding the foregoing, a Change of Control shall not occur for purposes of this Plan unless such Change of Control constitutes a “change in control event” under Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.

9.	Valuation. For purposes of this Plan, “Fair Value” will be agreed upon between the Participant and the Company, based on the Fair Value amount proposed by the Board. Failing such agreement within ten (10) business days after the date of the Board’s proposed Fair Value amount, Fair Value will be determined within a reasonable period of time by an independent firm of certified public accountants to be designated by the Board (“Independent Accountant”). Once the Fair Value has been agreed upon or determined in accordance with this Section 9 it is final and binding on the Participant and the Company. The costs of obtaining such Independent Accountant’s determination shall be borne by the Company except in those cases where the Participant has disputed the Fair Value proposed by the Board and such Independent Accountant’s determination of Fair Value are no higher than 110% of the Fair Value proposed by the Board, in which case the Participant shall bear the costs of obtaining such Independent Accountant’s determination.

10.	No Right to Continued Employment/No Rights as a Member. This Plan shall not confer upon any Participant any right to, or guaranty of, continued employment or any other association with the Company or its Affiliates.

11.	Termination. The Company may terminate or amend the Plan at any time, provided that it may not alter the fundamental economic arrangement with respect to any Participant without the Participant’s written consent.

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12.	Section 409A of the Code. It is the Company’s intent that payments and benefits under this Plan comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, a Participant shall not be considered to have terminated employment with the Company or an Affiliate thereof for purposes of this Plan unless the Participant would be considered to have incurred a “separation from service” (as defined under Section 409A) from the Company. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Plan that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following a Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or death, if earlier). This Plan may be amended in any respect deemed by the Company to be necessary in order to preserve compliance with Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by any Participant on account of non-compliance with Section 409A.

13.	Top Hat Plan. This Plan is intended to be exempt from the Employee Retirement Income Security Act of 1974, as amended, as a “top hat” plan for a select group of the Company’s management and/or highly compensated employees.

14.	Limitations. This Plan represents only an unfunded, unsecured promise to pay by the Company, and each of the Participants is an unsecured creditor of the Company. No property of the Company is or will be, by reason of this Plan, held in trust for any employee or former employee, nor will any person or entity have any interest in, or any lien or prior claim upon, any property of the Company or any Affiliate thereof by reason of the Plan or the Company’s obligations to make payments hereunder.

15.	Relation to Other Payments or Benefits. Any amounts payable pursuant to this Plan will not be considered compensation for purposes of any other compensation or benefit plan, program or arrangement maintained by the Company or any Affiliate thereof and will not be taken into account for purposes of determining any severance pay, termination pay, bonuses or any other form of compensation or benefit.

16.	Restrictions on Transfer and Assignment. A Participant’s rights and interests under this Plan may not be assigned or transferred in whole or in part either directly or through the operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner (other than by will or the laws of descent or distribution), and no such rights or interests of any Participant in this Plan will be subject to any obligation or liability of such Participant.

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17.	Adjustment. The Board shall make adjustments to the Plan in the event of, or in anticipation of any unusual or extraordinary corporate item, transaction or event or development affecting the Company or any Affiliate thereof, provided that (i) adjustments under this Section 17 shall be intended to be those that the Board may determine are equitably required to prevent dilution or enlargement of a Participant’s rights that would otherwise result from any of the events or circumstances described in this Section 17, and (ii) no such adjustment that results in a material adverse effect on the fundamental economic arrangement in respect of a Participant hereunder that is not proportional to the related corresponding fundamental economic arrangement in respect of other stakeholders of the Company and its Affiliates may be made without the consent of the majority of the Participant then participating in the Plan, not to be unreasonably withheld.

18.	Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

19.	Withholding. The Company shall be entitled to withhold from any payments made under this Plan, and in respect of any issuance of a Class B Unit to a Participant under Section 8 of this Plan, any amount of withholding it determines is appropriate or necessary pursuant to applicable law and the Company’s payroll practices, and may condition any such payment or issuance on the Participant’s making arrangements satisfactory to the Company in order for the Company to so withhold, which arrangement may include the Participant directing the Company to withhold a portion of a Class B Unit equal to the amount necessary to satisfy any such withholding requirement. Notwithstanding any other provision of this Plan, neither the Company nor an Affiliate thereof will be obligated to guarantee any particular tax result for any Participant with respect to any payment or issuance of Class B Units provided to such Participant hereunder, and such Participant will be responsible for any taxes imposed on such Participant with respect to any such payment.

20.	Headings. The headings in this Plan have been inserted for convenience of reference only and in the event of any conflict, the text of this Plan, rather than such headings, shall control.
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Schedule A

Name	Bonus Pool Percentage
Dror Niv	33%
Eduard Yusupov	25%
David Sakhai	22%
William Ahdout	17%
Ken Grossman	3%

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Schedule B

Example of Operation of Section 7

Initial Assumptions: There are 5 Participants in the Plan. Participant A’s Bonus Pool Percentage is 20% and the other 4 Participants’ Bonus Pool Percentages equal 80% in the aggregate. An initial Disposition occurs in 2019 and a second Disposition occurs in 2020.

2019 Disposition. In 2019, after all amounts due under the Credit Agreement have been repaid, a Disposition occurs that generates $300 million of proceeds that would be distributable to members under Section 6.4(a)(i) of the LLC Agreement, without regard to amounts due under the Plan. Ten percent of this $300 million (i.e., $30 million) would be paid to Participants as follows: 20% of the $30 million (i.e., $6 million) would be paid to Participant A and the remaining 80% (i.e., $24 million) would be paid to the other Participants in accordance with their individual Bonus Pool Percentages. The remaining $270 million would be distributed to members under the LLC Agreement.

2020 Disposition. In 2020, another Disposition occurs that generates $600 million in proceeds that would be distributable to members under Sections 6.4(a)(i) and (ii) of the LLC Agreement, without regard to amounts due under the Plan. Distributions under the Plan in respect of this $600 million amount would be calculated in three stages as follows:

•	Ten percent of the first $50 million (i.e., $5 million) would be paid to Participants as follows: 20% of the $5 million (i.e., $1 million) would be paid to Participant A, and the remaining 80% (i.e., $4 million) would be paid to the other Participants in accordance with their individual Bonus Pool Percentages. The remaining $45 million would be available for distribution to members under the LLC Agreement. At this point, an aggregate amount of $35 million would have been distributed under the Plan and $315 million would have been distributed under the LLC Agreement, filling up the $350 million tranche described in Section 7(a) of the Plan.
•	$550 million would remain from the proceeds of the 2020 Disposition.
•	Twelve percent of the next $500 million of the proceeds of the 2020 Disposition (i.e., $60 million) would be paid to Participants as follows: 20% of the $60 million ($12 million) would be paid to Participant A, and the remaining 80% (i.e., $48 million) would be paid to the other Participants in accordance with their individual Bonus Pool Percentages. The remaining $440 million would be available for distribution to members under the LLC Agreement. At this point, an aggregate amount of $95 million would have been distributed under the Plan and $755 million would have been distributed under the LLC Agreement, filling up both the $350 million tranche described in Section 7(a) of the Plan and the $500 million tranche described in Section 7(b) of the Plan.
•	$50 million would remain from the proceeds of the 2020 Disposition.
•	Fourteen percent of the remaining $50 million of the proceeds of the 2020 Disposition (i.e., $7 million) would be paid to Participants as follows: 20% of the $7 million ($1.4 million) would be paid to Participant A, and the remaining 80% (i.e., $5.6 million) would be paid to the other Participants in accordance with their individual Bonus Pool Percentages. The remaining $43 million would be available for distribution to members under the LLC Agreement.

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